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                     August 1, 2022

       Christopher May
       Chief Financial Officer
       American Axle & Manufacturing Holdings, Inc.
       One Dauch Drive
       Detroit, MI 48211-1198

                                                        Re: American Axle &
Manufacturing Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-14303

       Dear Mr. May:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Robert D. Giannattasio